                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 7, 2003 except for the first paragraph of Note 13 as to which the date is April 30, 2003 on the Santarus, Inc. financial statements, in the Registration Statement (Form S-1) and related Prospectus of Santarus, Inc. expected to be filed on or about December 23, 2003.



                                             /s/ Ernst & Young LLP

San Diego, California
December 22, 2003